EXHIBIT 21.00



                           SUBSIDIARIES OF REGISTRANT


                            Real Color Displays, Inc.
           Incorporated under the laws of the State of North Carolina


                             Cree Technologies, Inc.
           Incorporated under the laws of the State of North Carolina


                             Cree Research FSC, Inc.
                     Incorporated under the laws of Barbados